Exhibit 99.1

Alpex Acquisition Corporation Announces the Separate Trading of its Class A Ordinary Shares, Warrants and Rights, Commencing on July 7, 2026

New York, June 30, 2026 (GLOBE NEWSWIRE) -- Alpex Acquisition Corporation (the “Company”) (Nasdaq: ALPX), a blank check company, today announced that, commencing on July 7, 2026, holders of 11,500,000 units (the “Units”) sold in the Company’s initial public offering (the “Offering”), may elect to separately trade the Class A ordinary shares, warrants, and rights included in the Units. Any Units not separated will continue to trade on the NASDAQ Global Market (“NASDAQ”) under the symbol “ALPXU.” Any underlying Class A ordinary shares, warrants, and rights that are separated will trade on the NASDAQ under the symbols “ALPX,” “ALPXW,” and “ALPXR,” respectively. Holders of Units will need to have their brokers contact the Company’s transfer agent, VStock Transfer LLC, in order to separate the holders’ Units into Class A ordinary shares, warrants, and rights.

The Units were initially offered by the Company in an underwritten offering. D. Boral Capital LLC acted as the sole book-running manager for the offering. A registration statement on Form S-1 (File No. 333- 294978) relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on June 24, 2026. The Offering was made only by means of a prospectus, copies of which may be obtained from D. Boral Capital LLC, 590 Madison Avenue, 39th Floor, New York, NY 10022, by telephone at +1 (212) 970-5150, by email at dbccapitalmarkets@dboralcapital.com, or from the SEC website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alpex Acquisition Corporation

Alpex Acquisition Corporation is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement, preliminary prospectus and final prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Alpex Acquisition Corporation

Ying Xu

Chief Financial Officer

executive@alpexacquisitioncorp.com